William D. Chapman Director, Investor Relations and External Communications 847-535-0881 William.Chapman@grainger.com	Robb M. Kristopher Manager, External Communications 847-535-0879 Robb.Kristopher@grainger.com

GRAINGER REPORTS RECORD QUARTERLY EARNINGS FOR 2004 THIRD QUARTER
Raises EPS Guidance Range for Year to $2.80 – $2.90

CHICAGO, October 18, 2004 – Grainger (NYSE: GWW) today reported a 19 percent increase in earnings per share for the third quarter ended September 30, 2004. Earnings per share were 74 cents versus 62 cents in the 2003 third quarter, surpassing the previous record established in the 2004 second quarter. Sales were $1.3 billion, up 8 percent versus the prior year’s third quarter. Net earnings were up 19 percent to $68 million, the highest net earnings for any quarter.

“Our results reflect how hard Grainger’s employees are working to deliver outstanding service to our customers,” said Chairman and Chief Executive Officer Richard L. Keyser. “It’s this service together with an improved economy that has helped drive our performance. During the quarter, our redesigned logistics network continued to deliver productivity improvements and is on track to contribute $10 million to operating earnings this year.”

Keyser added, “Given our strong performance to date, we’ve raised our 2004 earnings per share guidance from $2.65 to $2.85 to $2.80 to $2.90.”

W.W. Grainger, Inc. - 2004 third quarter results

Branch-based Distribution
Sales in the Branch-based Distribution segment increased by 9 percent in the 2004 third quarter versus the 2003 quarter. Sales in the United States were up 8 percent, due largely to strong sales in the manufacturing and commercial sectors. Sales to government accounts were flat compared to the 2003 third quarter. Sales in the first three markets under the market expansion program (Atlanta, Denver and Seattle) grew by 14 percent in the quarter. Sales processed through grainger.com increased 28 percent in the quarter to $160 million from $125 million in 2003.

The quarter also included sales of $12 million related to hurricanes in the Southeast, which added approximately one cent to EPS.

Sales in Mexico were up 20 percent in the quarter versus the 2003 period, driven by a strengthening economy and the expansion of two branches. A stronger Canadian economy fueled by its natural resources industry resulted in a 14 percent increase in sales (8 percent in Canadian currency).

Operating earnings for the quarter were up 12 percent, the result of higher sales and improved gross profit margins. Operating expenses rose 14 percent during the quarter affected by increases in variable compensation, benefits and spending for the company’s initiatives. This includes two key technology projects; accelerating the implementation of SAP across the enterprise and upgrading the IT infrastructure in the branches.

Lab Safety Supply
Lab Safety Supply’s sales for the quarter were up 9 percent, the result of both an increase in the number of customer accounts and better customer penetration. Operating earnings were up 18 percent, the result of most operating expense categories increasing at a slower rate than sales.

W.W. Grainger, Inc. - 2004 third quarter results

Integrated Supply
Sales were up 2 percent for the quarter for Integrated Supply. Increased sales from 10 new contracts signed since last year’s third quarter were partially offset by disengagements of two large customers late in 2003. Operating earnings for Integrated Supply were up 25 percent for the quarter due primarily to lower data processing costs versus the 2003 period.

Other
During the quarter, the company benefited from a subsidy under the Medicare Prescription Drug, Improvement and Modernization Act of 2003. This added approximately one cent per share to the results for the quarter.

Operating cash flow was $145 million for the quarter, while capital expenditures were $42 million. For the full year, the company has lowered its capital expenditures projection to $130 to $140 million from $150 to $175 million due to lower spending for the market expansion and other programs.

During the quarter, the company liquidated its cross-currency swap and paid off $141 million in long-term debt. The company also repurchased 908,100 shares of stock, bringing the total purchased so far this year to almost 1.9 million. Approximately 7.2 million shares remain under the current share repurchase authorization.

Nine Months Results
Sales for the nine months ended September 30, 2004, were $3.8 billion, up 8 percent versus the first nine months of 2003. Net earnings increased 19 percent to $197 million versus $165 million in 2003. Earnings per share increased 20 percent to $2.15 from $1.79.

W.W. Grainger, Inc. - 2004 third quarter results

Year-to-date operating cash flow of $305 million increased 31 percent over the same 2003 period.

A lower tax rate resulting from the reduced tax rate in 2004 in Canada, the realization of tax loss carryforwards for the Mexican operation and capital losses, continued to benefit the company throughout the year. Excluding the results of unconsolidated entities, the effective tax rate declined 2 percentage points versus 2003, adding 7 cents per share to EPS for the first nine months of 2004.

W.W. Grainger, Inc. (NYSE: GWW), with 2003 sales of $4.7 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through its network of nearly 600 branches, 17 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the Company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “EPS guidance range”, “earnings per share guidance”, “on track to contribute”, “guidance”, “projection”, or similar expressions. There are risks and uncertainties the outcome of which could cause the Company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the Company’s most recent annual report, as well as the Company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the Company’s business and of various factors that may affect it.

W.W. Grainger, Inc. - 2004 third quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands of dollars except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003*	2004	2003*
Net sales	$1,301,057	$1,200,669	$3,784,830	$3,512,599
Cost of merchandise sold	821,774	775,805	2,398,255	2,259,493

Gross profit	479,283	424,864	1,386,575	1,253,106
Warehousing, marketing, and
administrative expenses	371,839	330,543	1,071,718	974,598
Restructuring charges	0	0	(226)	0

Operating earnings	107,444	94,321	315,083	278,508
Other income and (expense)
Interest income	1,766	748	4,290	2,250
Interest expense	(1,214)	(1,523)	(3,867)	(4,532)
Equity in income (loss) of unconsolidated
entities	505	(56)	303	(1,880)
Gain on sale of unconsolidated entity	0	0	750	0
Gains on sales of investment securities	0	1,203	0	1,208
Unclassified-net	365	70	783	1,087

Net other income and (expense)	1,422	442	2,259	(1,867)

Earnings before income taxes	108,866	94,763	317,342	276,641
Income taxes	41,177	37,927	120,475	111,408

Net earnings	$67,689	$56,836	$196,867	$165,233

Net earnings per share
- Basic	$0.75	$0.63	$2.18	$1.82
- Diluted	$0.74	$0.62	$2.15	$1.79

Average number of shares outstanding
-Basic	90,295,071	90,650,797	90,250,231	90,783,382
-Diluted	91,691,179	92,524,441	91,562,740	92,492,910

*Under Emerging Issues Task Force (EITF) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, the company has classified vendor funded advertising allowances as cost of merchandise sold for 2004. For the third quarter of 2003, vendor funded advertising allowances of $10.7 million have been reclassified to cost of merchandise sold from operating (advertising) expenses for comparability. Year-to-date, vendor funded advertising allowances of $41.1 million have been reclassified. 2003 operating earnings were not affected.

Supplemental financial information concerning the quarter ended September 30, 2004 is available upon request. Requests may be submitted electronically via the Investor Relations section of www.grainger.com or by contacting Renee Young, Manager, Financial Communications at 847/535-1544 or Renee.Young@grainger.com.

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